Exhibit 10.1

SUBLEASE

This Sublease is entered into this 19th day of November, 2004 between Electric Lightwave, LLC (“Sublessor”) and VantageMed Corporation (“Sublessee”).

Sublessor is the Tenant under a Lease from TrizecHahn TBI Sacramento I LLC , Landlord, dated August 28, 2002 (the “Lease”).  The Lease covers property in the building located at 11060 White Rock Road, Suite 210, Rancho Cordova, CA 95670.  A complete copy of the Lease is attached hereto as Exhibit A.

Sublessee wishes to sublease from Sublessor, all or a portion of the premises covered by the Lease.

NOW, THEREFORE, Sublessor hereby subleases the premises described in the attached Exhibit B (the “Premises”), an area of approximately 6,494 square feet, and Sublessee agrees to sublease the Premises from Sublessor on the following terms:

1. Term.	The term of this Sublease shall commence on January 1, 2005, and shall continue through and including September 30th, 2007.

2. Rent.

Sublessee shall pay to Sublessor Base Rent in the sum of $6,494.00 per month on the first day of each month of the lease term, commencing January 1, 2005. Base rent shall be escalated as follows:

On October 1st, 2005, the Base Rent shall increase to $8,117.50.

On October 1st, 2006, the Base Rent shall increase to $9,091.60.

Sublessor shall pay to the Landlord under the Lease all Rent and other charges required to be paid by Sublessor under the Lease.

3. Sublease Consideration

Upon execution of the Sublease, Sublessee shall pay the sum of $15,585.60 as Sublease Consideration. The Sublease Consideration shall be comprised of the first and last months’ rent. Sublessor may apply the last month’s portion of the Sublease Consideration to pay the cost of performing any obligation which Sublessee fails to perform within the time required by this Sublease, but such application by Sublessor shall not be the exclusive remedy for Sublessor’s default. If the Sublease Consideration is applied by Sublessor, Sublessee shall on demand pay the sum necessary to replenish the Sublease Consideration to its original amount. To the extent not applied by Sublessor to cure defaults by Sublessee, the Sublease Consideration shall be applied against the rent payable for the last month of the term. The Sublease Consideration shall not be refundable.

4. Obligations of Sublessee.

With the exception of paying Common Area Maintenance (CAM), Operating Expense, and Capital Expense pass through charges, Sublessee shall perform all of the obligations of Tenant under the Lease (except the obligation to pay Rent and other obligations inconsistent with this Sublease) as if Sublessee were the Tenant under the Lease and Sublessor was the Landlord under the Lease. The terms of the Lease are hereby expressly incorporated as part of this Sublease. In the event Sublessee fails to comply with such terms, or the terms of this Sublease, Sublessor shall be entitled to all of the remedies granted to Landlord in the Lease, together with any other rights Sublessor might otherwise have. All provisions in the Lease dealing with indemnity and liability shall be applicable as between Sublessor and the Landlord and Landlord’s managing agent under the Lease as named insured in the insurance policies it is required to obtain hereunder.

5. Representations of Sublessor.	Sublessor represents and warrants that the Lease is in good standing and that Sublessor has, to the best of its knowledge, complied with all of its obligations thereunder through the date hereof.

6. Condition of Premises.

Unless otherwise expressly provided herein, the Premises are leased as is in the condition now existing with no additional work to be performed by Sublessor or Landlord. Furniture listed in Exhibit “D” including the existing low voltage wiring, will remain in the Premises for the use of the Subtenant. Sublessor will have the option to sell the furniture to the Subtenant at the end of the Sublease Term for $1.00.

7. Notices.	With respect to notices between Sublessor and Sublessee, the addresses for notice shall be the addresses stated in this Sublease.

8. Waiver of Subrogation.	Neither Sublessor, Sublessee nor the Landlord under the Lease (nor Landlord’s managing

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DJM	PDR
Landlord	Tenant

agent) shall have any claim against the other for any loss or damage of a type which is coverable by fire and extended coverage insurance, including water damage or sprinkler leakage, regardless of negligence.

9. Tenant Improvements.

Subtenant proposes to make improvements to the premises, at Subtenant’s sole cost and expense. These improvements are illustrated in Exhibit C, and described briefly as follows: a. Floor-to-ceiling partition wall dividing the break room with a four foot (4’) wide opening for exiting purposes, including balancing lighting, HVAC, and sprinkler systems to allow for appropriate lighting, ventilation, and fire protection of areas on either side of wall; b. One (1) floor-to-ceiling wall to divide the large conference room with the door to match existing finishes along the window wall, including balancing lighting, HVAC, and sprinkler systems to allow for appropriate lighting, ventilation, and fire protection of areas on either side of wall.

The design of these improvements must be approved by Master Landlord and Sublessor in writing before the commencement of any improvements.

10. Additional Provisions.

This Sublease incorporates the terms and conditions contained in the following Exhibits:

Exhibit A – The Lease

Exhibit B – Description of the Premises

Exhibit C – Proposed Tenant Improvements

Exhibit D – Furniture Inventory

11. Option to Terminate.

Subtenant shall have the one-time option to terminate this Sublease by giving written notice to be received by Sublandlord no later than November 1, 2005 of Subtenant’s intent to terminate, together with the unearned portion of the commission paid to Brokers, and a penalty equal to one month’s rent of $8,117.50.

12. Existing Furniture.

Sublandlord shall provide the use of Sublandlord’s existing furniture files, desks, chairs, tables, conference room tables, and systems furniture (office furniture), with certain exceptions. An inventory list of included furniture is attached as incorporated into this Sublease as Exhibit D. Sublandlord shall have the option of retaining ownership of the office furniture at the termination of the sublease, or offering it to Subtenant for $1.00.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the date first above written.

SUBLESSOR:	By:		By:	Daniel McCarthy
Address for notices:
	Title:		Title:	COO

SUBLESSEE:	By:	Steve Curd	By:	Philip Ranger
Address for notices:
	Title:	CEO	Title:	CFO

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DJM	PDR
Landlord	Tenant

CONSENT

The undersigned Landlord under the Lease hereby consents to the foregoing Sublease conditioned upon the following to which Sublessor agrees:

1.               Sublessee’s agreement to perform Sublessor’s obligations under the Lease during the Sublease term is for the benefit of both Sublessor and Landlord.

2.               Sublessee’s agreement to perform such obligations shall not relieve the Sublessor of its primary and unconditional liability for payment of rental and other charges and performance of Sublessor’s obligations as Tenant under the Lease during the full term of the Lease.

LANDLORD:
By:

Title:

SUBLESSOR
By:

Title:

CONSULT YOUR ATTORNEY. THIS DOCUMENT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR REVIEW AND APPROVAL PRIOR TO SIGNING. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE PORTLAND METROPOLITAN ASSOCIATION OF BUILDING OWNERS AND MANAGERS OR BY THE REAL ESTATE LICENSEES INVOLVED WITH THIS DOCUMENT AS TO THE LEGAL SUFFICIENCY OR TAX CONSEQUENCES OF THIS DOCUMENT THIS FORM SHOULD NOT BE MODIFIED WITHOUT SHOWING SUCH MODIFICATIONS BY REDLINING, INSERTION MARKS, OR ADDENDA.

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Landlord	Tenant

SALE/LEASE DISCLOSURES

There are many laws that may have an impact on (a) your decision to sell, buy, or lease property; (b) the documents required or beneficial for your transaction; and (c) your ownership or tenancy of the property.  We, as real estate brokers, are not attorneys, engineers, surveyors, environmental consultants, architects, appraisers, or tax advisors.  We recommend that you seek the advice of other advisors to assist you with your real estate transaction.

Examples of some of the laws to consider are:

A.                                   The Americans with Disabilities Act:  In general, the ADA requires employers and owners of property that is open to the public to make their property and business establishments accessible to persons with disabilities.  The ADA may require modifications to the property that you are considering buying or leasing.

B.                                     Tax Laws:  Almost all real estate transactions have tax consequences to the parties involved.  There is more than one way to structure a sale or lease transaction, each of which may have different tax consequences.  You should obtain competent tax advice, especially if you want to defer the gain on the sale of property through a tax-deferred exchange.

C.                                     Environmental Laws:  Various laws require removal and clean up of hazardous materials on, in, around, and under property.  The responsibility for cleaning up hazardous materials may fall on owners or tenants even if those owners or tenants were not the parties who actually deposited those materials on the property.  Various undesirable materials such as mold, asbestos, and contaminants may be present that may cause liability to owners and tenants.  Inspections by experts are necessary to detect whether hazardous or undesirable materials are present.  An attorney can advise you on the impact of laws if those materials are found.

D.                                    Zoning Laws, Building Codes, Etc.:  You should determine whether the use (or proposed use) of the property meets applicable zoning codes and that the improvements on the property comply with applicable building codes.  An architect or other design professional can help you with that analysis.

These are only examples of some of the laws that may affect your transaction.  We will use our best skills as real estate brokers to assist you.  We recommend that you consult with other competent advisors as well to help you analyze the condition of the property, the value of the property, and the impact of laws on the property and your transaction in selling, buying, or leasing property.

121 SW Morrison Street, Suite 200, Portland, Oregon 97204, (503) 223-7181

500 East Broadway, Suite 410, Vancouver, Washington 98660, (360) 699-7181

777-108th Avenue NE, Suite 103, Bellevue, Washington 98004, (425) 451-8100

ORIGINAL VIA U.S. MAIL

Copy Via Fax - (360) 816-0800

December 8, 2004

Electric Lightware, Inc.

4400 N.E. 77th Avenue

Vancouver, Washington 98662

Attention: Real Estate Department

Re:  VantageMed Corporation

Dear Dan:

This letter is to serve as the approval by Hines VAP Capital Center L.P. (the "Landlord") of Electric Lightwave, Inc. as a Subtenant of (the "Tenant") in its premises on the 2nd Floor of the 11060 White Rock Road Building in Rancho Cordova, California.

This approval is based upon the terms and conditions of the lease (the "Lease") between TrizecHahn TBI Sacramento I LLC (Landlord's predecessor in title) as Landlord, and Electric Lightwave, Inc. as Tenant, dated August 28, 2002, and the understanding that the proposed transaction is a sublease and not an assignment of the Lease.  The sublease will be subject to, and be limited by, the terms of the Lease, and the Landlord has not agreed to any non-disturbance or similar rights for the Subtenant, nor has the Landlord agreed to recognize the sublease or the Subtenant in the event of the expiration or earlier termination of the Lease.

This approval is also based on rent and other considerations realized by Tenant under such Sublease in excess of the Rental payable under such Lease with Landlord, after amortization of the reasonable subletting costs, which shall be divided as defined in the Lease.

The obligations of the Landlord under the Lease are for the benefit of the Tenant only and VantageMed Corporation will not have any right to enforce the Lease against the Landlord.  Any acceptance by the Landlord of payments of Base Rental or other sums due under the Lease from VantageMed Corporation shall be for the convenience of the Tenant and Subtenant only, and shall not constitute an agreement by Landlord to recognize VantageMed Corporation as a Tenant or otherwise be deemed to modify the matters set forth in this letter.

This letter is an approval of the Subtenant only, and does not constitute the consent of the Landlord to the terms of the sublease, to any improvements which may be contemplated in connection with the subleasing or the use of any contractor.

Should you have any questions or comments regarding this letter, please do not hesitate to contact me at (916) 635-1145.

Sincerely,

/s/ Dennis Smith

Dennis Smith

Property Manager

Capital Center II & III

Cc:          Electric Lightwave, Inc.

                4400 N.E. 77th Avenue

                Vancouver, Washington 98662

                Attention: Legal Department

                Dan Norfleet - Electric Lightwave - Via Fax - (360) 816-0800

                Cameron Falconer - Hines - Via Fax - (415) 399-1623